KIM A. COOPER ACCEPTS POSITION OF CHIEF EXECUTIVE OFFICER OF SENTO CORPORATION

- Michael Williams Named Vice President, Chief Operations Officer and Managing Director, Europe -

SALT LAKE CITY, Utah, March 19, 2007 – Sento Corporation (Nasdaq: SNTO), the right-channeling company, announced today that Kim A. Cooper has accepted the position of Chief Executive Officer of the Company on a permanent basis. Mr. Cooper, 48, has served as interim Chief Executive Officer of Sento since January. He has been a member of the Sento Board of Directors since 1999.

Sento also announced that Michael Williams has been named Vice President, Chief Operations Officer and Managing Director, Europe. Mr. Williams, 33, joined Sento in 1999 and has been responsible for managing the Company’s strategic relationships in the United States. He held the post of Vice President of U.S. Operations since 2003. Matthew Kochan, who held the position of Chief Operating Officer, has left the company.

C. Lloyd Mahaffey, Chairman of the Board of Sento Corporation, stated: “We are very pleased that Kim Cooper will continue as CEO of Sento. His impressive credentials include extensive experience and broad knowledge of the business services and technology arenas and a noteworthy track record as a seasoned executive and entrepreneur. Kim’s decision further reaffirms his deep confidence and ours in the substantial potential of Sento.”

Kim A. Cooper commented: “My experience as interim CEO has given me a first-hand look at Sento’s relationships with a prestigious client base, its distinctive position within the marketplace and the caliber and commitment of the entire Sento team. I am more convinced than ever of the untapped opportunity available to Sento and have decided to fully focus my energies on realizing it.”

Mr. Cooper continued: “In working closely with the Sento team, I have been very impressed by the knowledge and experience of Mike Williams and am pleased to announce his promotion. Mike and I will work closely together to continue to make the operating improvements necessary to return Sento to profitability and realize the next level of growth. With my experience and background in call center operations coupled with Mike’s skill set and intimate knowledge of Sento, we believe we have the right size team to move forward. I also wish Matt Kochan well in his new endeavors and hope to have the opportunity to draw on his expertise in the future.”

Before becoming Chief Executive Officer of Sento Corporation, Mr. Cooper served as President and Chief Executive Officer of Exceed, LLC, a consulting firm that provides business and legal consulting services to public and private companies, as well as of Exceed III, LLC a developer and marketer of enterprise automation software. From 2003 to 2006, he was Chairman of the Board of TechTeam Global, Inc., a multinational enterprise service provider. Over the course of his career, Mr. Cooper founded and served as Chief Executive Officer of several companies and held a variety of executive positions. Mr. Cooper continues to serve as a Director of Lucion Technologies, Inc. He is a practicing corporate attorney and graduated with honors from Brigham Young University Law School.

Throughout his tenure with Sento, Mr. Williams has been instrumental in the Company’s growth from $12 million in revenues in 2002 to $51 million in fiscal year 2006. In addition to his Sento background, Mr. Williams continues to serve as an elected advisory board member for the joint SSPA & JD Power and Associates Certified Technology Service and Support award creation program. On this board, Mr. Williams assists in documenting and refining industry best practices into a contact center quality certification program. Mr. Williams’ experience spans several industries, including work with contact centers in multiple locations worldwide, including remote centers in India, South Africa and Europe. His unique combination of capabilities and experience will continue to benefit Sento’s ongoing efforts and progress. Mr. Williams received his education from Utah Valley State College in Orem, Utah.

SENTO PROFILE

Sento Corporation (www.sento.com) specializes in Right Channeling(SM), a proven methodology designed to optimize customer contact solutions and ensure that companies make informed choices for multi-channel communication that support their business goals and customer expectations. We offer outsourced customer contact services designed to optimize the way companies interact with their customers to enhance brand loyalty, improve customer satisfaction, drive business initiatives and reduce service costs. Through our proprietary Customer Choice Platform(SM), we offer comprehensive professional services and customer interaction tools for customer acquisition, customer service and technical support. Companies can select communication channels from a range of integrated live support and web-enabled self-help applications that combine voice, chat, email and web forums. With operations in the U.S., The Netherlands, and France, plus partnerships in India and other low-cost regions, Sento provides customer contact solutions in 19 languages to industry-leading clients worldwide including McAfee, LensCrafters, Philips, Thomson, and Overstock.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento’s beliefs, expectations, goals, hopes or intentions regarding future events. Words such as “expects,” “intends,” “estimates,” “believes,” “anticipates,” “should” and “likely” also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation, and specifically disclaims any obligation, to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others: the Company’s recent losses, the Company’s stock price has historically been volatile; variations in market and economic conditions; the Company’s dependence on its limited number of key clients; failure to renew existing client contracts for continuation of services; reduction in services requested by the Company’s clients resulting in lower revenues for the Company; the Company’s ability to complete negotiations and execute client agreements; failure to maintain the listing of its common stock on NASDAQ Capital Market; risk of equipment failure and/or emergency interruption of the Customer Contact Solutions operations; and other unanticipated factors. Risk factors, cautionary statements and other conditions, which could cause actual results to differ from the Company’s current expectations, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB.

Contact:

Kim Cooper, CEO, Sento at (801) 431-9200.

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